CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations (781) 434-4118

PAREXEL REPORTS THIRD QUARTER FISCAL 2005 FINANCIAL RESULTS

Boston, MA, April 21, 2005 – PAREXEL International Corporation (Nasdaq: PRXL) today announced its financial results for the third quarter and nine months ended March 31, 2005.

For the three months ended March 31, 2005, PAREXEL’s consolidated service revenue decreased 2.0% to $137.1 million compared with $139.9 million in the prior year period. Operating income was $9.7 million, or 7.1% of consolidated service revenue in the third quarter of Fiscal 2005 versus an operating loss of $1.7 million, or 1.2% of consolidated service revenue, in the comparable quarter of the prior year. Net income for the quarter was $4.6 million, or $0.17 per diluted share, compared with a net loss of $2.5 million, or a loss of $0.10 per diluted share, for the quarter ended March 31, 2004.

On a segment basis, consolidated service revenue for the third quarter of Fiscal 2005 was $96.7 million in Clinical Research Services, $29.0 million in PAREXEL Consulting and Marketing Services, and $11.4 million in Perceptive Informatics, Inc.

For the nine months ended March 31, 2005, consolidated service revenue was $406.5 million versus $406.1 million in the prior year period. Operating income for the current nine-month period was $28.9 million, or 7.1% of consolidated service revenue, compared with operating income of $14.4 million, or 3.5% of consolidated service revenue in the prior year period. Net income for the nine months ended March 31, 2005 was $16.3 million or $0.61 per diluted share, compared with net income of $7.3 million, or $0.27 per diluted share in the prior year period.

For the three-month period from January 1 to March 31, 2005, PAREXEL reported net new business (gross new business less cancellations) of $163.1 million. Backlog at March 31, 2005 was $747.0 million, a sequential increase of 3.6% from the December 31, 2004 backlog which was $721.0 million, and an increase of 13.2% over the backlog on March 31, 2004 which was $660.0 million.

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “We were disappointed with the Company’s third quarter revenue and earnings shortfall. In the press release we issued on Monday of this week, we outlined the specific reasons we did not achieve our third quarter forecast. From a broader perspective, however, we are being challenged by the low level of net new business wins early in this fiscal year. We also have an increasing revenue imbalance between the Company’s U.S. and non-U.S. operations which has created profitability challenges within the U.S. We have taken a number of steps to address these issues and are encouraged by the recent growth in new business and backlog which we expect to translate into higher revenue levels as we go forward.”

The Company issued forward-looking guidance for the fourth quarter of Fiscal 2005 (ending June 30, 2005), for Fiscal 2005, and for Calendar 2005. For the fourth quarter, the Company anticipates reporting consolidated service revenue in the range of $143 to $148 million and earnings per diluted share in the range of $0.18 to $0.23. For Fiscal 2005, consolidated service revenue is expected to be in the range of $550 to $555 million and earnings per diluted share are projected to be in the range of $0.79 and $0.84 (versus previously issued revenue guidance of $570 to $580 million, and earnings per diluted share of $0.99 to $1.05). For Calendar 2005, expectations are for consolidated service revenue in the range of $575 to $590 million (versus previously issued revenue guidance of $600 to $620 million).

A conference call to discuss PAREXEL’s third quarter earnings, business, and financial outlook will begin at 10 a.m. ET on Friday, April 22nd and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (612) 332-0932 and ask to join the PAREXEL quarterly conference call.

PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 53 locations throughout 37 countries around the world, and has 5,070 employees.

The Company believes that presenting the proforma information contained in the financial tables in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasts. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP. A reconciliation of Generally Accepted Accounting Principles (GAAP) results with proforma results may be found in the attached financial tables.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the fourth quarter, Fiscal Year 2005, and Calendar 2005. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry; competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the Quarter ended December 31, 2004 as filed with the SEC on February 8, 2005, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	(Unaudited)
	For the three months ended March 31,
			2004

	2005	As Reported	Adjustments		Pro-Forma

Service revenue	$137,124	$139,899			$139,899
Reimbursement revenue	31,339	28,350			28,350

Total revenue	168,463	168,249	—		168,249

Costs and expenses:
Direct costs	89,698	90,762			90,762
Reimbursable out-of-pocket expenses	31,339	28,350			28,350
Selling, general and administrative	30,699	33,234	(69)	(a)	33,165
Depreciation	6,506	6,223	(740)	(b)	5,483
Amortization	529	568			568
Restructuring expense	—	10,796	(10,796)	(c)	—

Income (loss) from operations	9,692	(1,684)	11,605		9,921

Other (loss) income	(1,851)	(1,468)	388	(a)	(1,080)

Income (loss) before income taxes	7,841	(3,152)	11,993		8,841

Provision (benefit) for income taxes	3,149	(636)	3,907		3,271
Minority interest (benefit) expense	73	(32)			(32)

Net income (loss)	$4,619	$(2,484)	$8,086		$5,602

Earnings (loss) per common share:
Basic	$0.18	$(0.10)	$0.31		$0.21
Diluted	$0.17	$(0.10)	$0.30		$0.21

Shares used in computing earnings per common shares:
Basic	26,138	26,113	26,113		26,113
Diluted	26,751	26,113	26,863		26,863

	(Preliminary)
	March 31,	December 31,	June 30,
Balance Sheet Information	2005	2004	2004
Billed accounts receivable, net	$107,959	$127,346	$127,494
Unbilled accounts receivable, net	89,432	91,499	94,462
Deferred revenue	(131,418)	(142,381)	(145,409)

Net receivables	$65,973	$76,464	$76,547

Cash and marketable securities	$107,622	$108,665	$95,607
Working capital	$153,414	$158,393	$145,408
Total assets	$501,370	$523,629	$502,996
Stockholders’ equity	$266,403	$271,774	$246,760

Quarterly Supplemental Financial Data

Total revenue	$168,463	$171,734	$175,300
Investigator fees	15,205	15,251	18,224

Gross revenue	$183,668	$186,985	$193,524

DSO	32	38	36

(a)	Represents $388 thousand of one-time charges associated with certain disputes and a $69 thousand loss on the disposition of certain obsolete assets.

(b)	Represents $740 thousand of impairment charges associated with abandoned leased facilities and other fixed assets.

(c)	Represents a restructuring charge of $10.8 million ($3.9 million for severance expense associated with the elimination of 157 managerial and staff position, $5.6 million related to seven newly-abandoned leased facilities, and $1.3 million related to changes in assumptions for previously abandoned leased facilities).

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	(Unaudited)
	For the nine months ended March 31,
			2004
	2005	As Reported	Adjustments		Pro-Forma
Service revenue	$406,548	$406,110			$406,110
Reimbursement revenue	92,335	77,193			77,193

Total revenue	498,883	483,303	—		483,303

Costs and expenses:
Direct costs	262,236	266,317			266,317
Reimbursable out-of-pocket expenses	92,335	77,193			77,193
Selling, general and administrative	95,159	95,846	(69	) (a)	95,777
Depreciation	18,685	17,652	(740	) (b)	16,912
Amortization	1,541	1,139			1,139
Restructuring expense	—	10,796	(10,796	) (c)	—

Income from operations	28,927	14,360	11,605		25,965

Other (loss) income	(2,652)	(1,473)	388	(a)	(1,085)

Income before income taxes	26,275	12,887	11,993		24,880

Provision for income taxes	9,883	5,299	3,907		9,206
Minority interest expense	51	298			298

Net income	$16,341	$7,290	$8,086		$15,376

Earnings per common share:
Basic	$0.63	$0.28	$0.31		$0.59
Diluted	$0.61	$0.27	$0.30		$0.58

Shares used in computing earnings per common shares:
Basic	26,059	25,970	25,970		25,970
Diluted	26,631	26,720	26,720		26,720

(a)	Represents $388 thousand of one-time charges associated with certain disputes and a $69 thousand loss on the disposition of certain obsolete assets.

(b)	Represents $740 thousand of impairment charges associated with abandoned leased facilities and other fixed assets.

(c)	Represents a restructuring charge of $10.8 million ($3.9 million for severance expense associated with the elimination of 157 managerial and staff positions, $5.6 million related to seven newly-abandoned leased facilities, and $1.3 million related to changes in assumptions for previously abandoned leased facilities.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended		Nine months ended
	March 31,		March 31,
	2005	2004	2005	2004
Clinical Research Services (CRS)

Service revenue	$96,697	$94,913	$281,508	$283,599
% of total service revenue	70.5%	67.8%	69.3%	69.8%
Gross profit	$33,801	$34,038	$101,895	$103,682
Gross margin % of service revenue	35.0%	35.9%	36.2%	36.6%

PAREXEL Consulting & Marketing Services (PCMS)

Service revenue	$28,964	$35,978	$93,631	$96,585
% of total service revenue	21.1%	25.7%	23.0%	23.8%
Gross profit	$8,374	$10,694	$28,647	$23,931
Gross margin % of service revenue	28.9%	29.7%	30.6%	24.8%

Perceptive Informatics, Inc. (PII)

Service revenue	$11,463	$9,008	$31,409	$25,926
% of total service revenue	8.4%	6.5%	7.7%	6.4%
Gross profit	$5,251	$4,405	$13,770	$12,180
Gross margin % of service revenue	45.8%	48.9%	43.8%	47.0%

Total service revenue	$137,124	$139,899	$406,548	$406,110
Total gross profit	$47,426	$49,137	$144,312	$139,793
Gross margin % of service revenue	34.6%	35.1%	35.5%	34.4%